                                                                     EXHIBIT 3.6



                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                        THE L.L. KNICKERBOCKER CO., INC.



           LOUIS L. KNICKERBOCKER and WILLIAM R. BLACK certify that:

        1. They are the duly elected and acting Chairman of the Board and Secretary, respectively, of THE L.L. KNICKERBOCKER CO., INC., a California corporation (the "Corporation").

        2. Article IV of the Articles of Incorporation of this Corporation is amended to read as follows:

                "This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.

                The Preferred Stock may be issued from time to time in one or more series as the board of directors (the "Board of Directors") of this corporation may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

        3. The amendment herein set forth has been duly approved by the Board of Directors of this Corporation.

        4. The amendment herein set forth has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California Corporation Code. The Corporation has only one class of shares and the total number of outstanding shares entitled to vote with respect to the amendment was 19,994,126. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

        Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of his own knowledge.

Dated: March 15, 1999

                                              /s/ Louis L. Knickerbocker
                                             -----------------------------------
                                             Louis L. Knickerbocker,
                                             Chairman of the Board


                                              /s/ William R. Black
                                             -----------------------------------
                                             William R. Black, Secretary